Exhibit 99.1

For Release: December 15, 2005
Contact: Lisa Razo
802/865-1838

Merchants Bank Announces Election of New Director

SOUTH BURLINGTON, VT - Merchants Bank, the main operating subsidiary of Merchants Bancshares, Inc. (NASDAQ: MBVT), today announced the election of its newest Director, Michael R. Tuttle. Mr. Tuttle, currently the Executive Vice President and Chief Operating Officer of Merchants Bank, has also been appointed by the Bank's Board of Directors as President and Chief Executive Officer of Merchants Bank, effective January 1, 2006. Mr. Tuttle will succeed Joseph L. Boutin, who will resign both as President and Chief Executive Officer and as Director of Merchants Bank, effective January 1, 2006. Mr. Boutin will retain his positions as President and Chief Executive Officer and as Director of Merchants Bancshares, Inc.

The mission of Merchants Bank is to provide best-in-class community banking services in the state of Vermont. This commitment is fulfilled through a community, branch-based system that includes 35 bank offices throughout Vermont, employees dedicated to quality customer service, and innovative banking products such as Free Checking for Life(R) checking accounts, MoneyLYNX(R) money market accounts, TimeLYNX(R) time deposit accounts and CommerceLYNX(R) business banking products. Merchants Bank also includes a trust and investment division, known as Merchants Trust Company, serving individuals and institutions. For more information about Merchants Bank visit www.mbvt.com. Merchants' stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants' current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants' actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants' control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants' markets, and changes in the financial condition of Merchants' borrowers. The forward-looking statements contained herein represent Merchants' judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants' reports filed with the Securities and Exchange Commission.

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